FEE WAIVER AGREEMENT

This Agreement (“Agreement”) is made by Abacus FCF Advisors LLC (the “Adviser”), investment adviser to the series of Abacus FCF ETF Trust (the “Trust”) identified on Appendix A (each, a “Fund,” and collectively, the “Funds”), effective as of February 18, 2025

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its shareholders to waive a portion of the Adviser’s management fee in an amount equal to a Fund’s acquired fund fees and expenses.

NOW, THEREFORE, by execution of this Agreement, intending to be legally bound hereby, the Adviser agrees as follows:

1.Fee Waiver.

With respect to each Fund, the Adviser hereby agrees to waive a portion of the Fund’s management fee equal to 0.20% of the Fund’s average daily net assets for a period to commence on February 18, 2025, and continue through November 28, 2026.

2.Termination of Agreement.

(a)       This Agreement may be terminated for any Fund during the term of the Agreement by the Adviser or the Trust, without payment of any penalty, upon ninety (90) days prior written notice to the other at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Board of Trustees of the Trust (the “Board”) and a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement, or by a vote of a majority of the outstanding voting securities of the applicable Fund. Any termination pursuant to this paragraph 2(a) shall become effective on the date as specifically agreed upon by the Adviser and the Trust.

(b)       Notwithstanding Section 2(a) of this Agreement, neither the Trust nor the Adviser may terminate or modify this Agreement without requesting and receiving approval of the Board.

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IN WITNESS WHEREOF, the Adviser has caused this Agreement to be effective as of the day and year first above written.

Abacus FCF Advisors LLC

By:    /s/ Derin Cohen
Derin Cohen, Chief Operating & Compliance Officer

Date:    February 14, 2025

ACCEPTED BY:    Abacus FCF ETF Trust,
on behalf of the Funds

By:    /s/ Derin Cohen
                            Derin Cohen, Chief Compliance Officer

Date:    February 14, 2025

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APPENDIX A

Funds

1.Abacus FCF Small Cap Leaders ETF